Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports pertaining to The Union Central Life Insurance Company and Carillon Life Account dated February 8, 2005 (except the restatement described in Note 1 for which the date is August 17, 2005) and February 13, 2005, respectively, in Post-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-116386) and related Statement of Additional Information of Carillon Life Account for the registration of its "Excel Accumulator" Individual Flexible Premium Variable Universal Life Insurance Policies.


                              /s/ Ernst & Young LLP

Cincinnati, Ohio
August 19, 2005